Exhibit 99.1

Universal Logistics Holdings Reports First Quarter Financial Results; Declares Dividend

-	First Quarter 2019 Operating Revenues: $377.4 million, 12.6% increase
-	First Quarter 2019 Operating Income: $26.5 million, 55.0% increase
-	First Quarter 2019 EPS: $0.61, 64.9% increase
-	Regular Quarterly Dividend: $0.105 per share

Warren, MI – April 25, 2019 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated first quarter 2019 net income of $17.3 million, or $0.61 per basic and diluted share, a 65.8% increase over the same period last year.  Universal also reported first quarter 2019 total operating revenues of $377.4 million, a 12.6% increase over the same period last year. This compares to $10.4 million, or $0.37 per basic and diluted share, during first quarter 2018 on total operating revenues of $335.1 million.  Included in first quarter 2019 results were $0.9 million of pre-tax holding gains, or $0.02 per share, on marketable securities due to changes in fair value recognized in income, compared to $0.6 million of pre-tax holding losses in the first quarter of 2018.

Consolidated income from operations increased $9.4 million, or 55.0% to $26.5 million, compared to $17.1 million one year earlier. As a percentage of operating revenue, operating income margin for the first quarter 2019 was 7.0% compared to 5.1% during the same period last year.  EBITDA, a non-GAAP measure, increased $15.5 million during the first quarter 2019 to $44.4 million, compared to $28.9 million one year earlier.  As a percentage of operating revenue, EBITDA margin for the first quarter 2019 was 11.8% compared to 8.6% during the same period last year.

Operating revenues from truckload services decreased $11.5 million to $65.7 million, compared to $77.2 million for the same period last year. Included in truckload revenues for the recently completed quarter were $6.8 million in separately identified fuel surcharges compared to $8.4 million during the same period last year.  The decrease in truckload services reflects a 16.3% decrease in the number of loads hauled, which was partially offset by a 1.1% increase in average operating revenue per load, excluding fuel surcharges.  During the quarter ended March 30, 2019, Universal moved 61,092 loads compared to 72,966 during the same period last year.

Revenues for the first quarter 2019 from brokerage services increased $7.7 million, or 9.8%, to $85.9 million compared to $78.2 million one year earlier. The growth is primarily due to a 16.5% increase in the number of brokerage loads moved, which was partially offset by a 7.1% decrease in the average operating revenue per load.  During the first quarter of 2019, Universal brokered 53,609 loads, compared to 45,998 loads during the same period last year.

Intermodal services revenues increased $44.6 million to $91.2 million in the first quarter 2019, up from $46.6 million during the same period last year.  Intermodal revenues for the recently completed quarter included $40.6 million of acquisition revenues from companies acquired by Universal throughout 2018.  During the first quarter 2019 intermodal fuel surcharges totaled $10.6 million, compared to $5.0 million during the same period last year.  The growth is also due to increases in the average operating revenue per load, excluding fuel surcharges, and in the number of loads hauled.  During the quarter ended March 31, 2019, Universal moved 165,177 intermodal loads, compared to 94,029 loads during the same period last year, while also increasing its average operating revenue per load, excluding fuel surcharges, by 12.8%.

First quarter 2019 operating revenues from dedicated services increased to $37.0 million compared to $35.0 million one year earlier. Dedicated services revenues included $4.6 million in separately identified fuel surcharges in the first quarter 2019 compared to $4.3 million during the same period last year.  The increase was primarily attributable to increases in both shuttle moves and in the number of over-the-road loads hauled.

Overall, revenues from value-added services decreased slightly during the first quarter 2019 to $97.7 million.  This compares to $98.1 million from value-added services one year earlier.  Operations supporting passenger vehicle programs declined during the period due to extended plant shut-downs in the first quarter 2019, while those supporting heavy-truck production continued to record strong growth.  Value-added operations supporting heavy-truck grew $5.8 million, or 22.2% on a year-over-year basis.

Both Universal’s transportation and logistics segments outperformed the same period last year. Income from operations in the transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, increased 23.9% to $12.5 million in the quarter ended March 30, 2019.  In the logistics segment, which includes value-added and dedicated services, income from operations increased 85.9% to $13.8 million in the first quarter 2019.

“2019 is off to a solid start,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “We hit our target for operating margin in the first quarter, which is historically our toughest quarter, and we see this as a very positive start to the year.  The first quarter 2019 was also Universal’s best first quarter ever in terms of top-line revenues and earnings.  Although we were impacted by some softness in volumes in our truckload businesses, a severe winter that put much of the Midwest in a deep freeze, and extended plant shut-downs in our legacy value-added business supporting automotive, we executed well, and achieved double-digit growth in revenues, operating income and earnings per share.  On the M&A front, our 2018 acquisitions are performing as expected, and we continue to actively seek new opportunities in the market. We have a lot to be excited about at Universal, and I’m looking forward to our continued success ahead.”

As of March 30, 2019, Universal held cash and cash equivalents totaling $6.3 million, and $10.2 million in marketable securities.  Outstanding debt at the end of the first quarter 2019 was $372.2 million and capital expenditures totaled $10.8 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on May 6, 2019 and is expected to be paid on May 16, 2019.

Universal calculates and reports selected financial metrics for purposes of our lending arrangements, and in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, April 26, 2019

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  8715478

A replay of the conference call will be available beginning two hours after the call through May 24, 2019, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 8715478. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	March 30,	March 31,
	2019	2018
Operating revenues:
Truckload services	$65,671	$77,192
Brokerage services	85,867	78,159
Intermodal services	91,168	46,609
Dedicated services	37,021	35,020
Value-added services	97,679	98,133
Total operating revenues	377,406	335,113

Operating expenses:
Purchased transportation and equipment rent	177,325	162,011
Direct personnel and related benefits	93,167	85,956
Operating supplies and expenses	30,770	28,091
Commission expense	7,836	8,913
Occupancy expense	9,284	7,373
General and administrative	9,241	7,987
Insurance and claims	6,352	5,460
Depreciation and amortization	16,918	12,218
Total operating expenses	350,893	318,009
Income from operations	26,513	17,104
Interest expense, net	(4,369)	(2,553)
Other non-operating income	953	(395)
Income before income taxes	23,097	14,156
Income tax expense	5,800	3,722
Net income	$17,297	$10,434

Earnings per common share:
Basic	$0.61	$0.37
Diluted	$0.61	$0.37

Weighted average number of common shares outstanding:
Basic	28,380	28,386
Diluted	28,381	28,393

Dividends declared per common share:	$0.105	$0.105

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$6,336	$5,727
Marketable securities	10,208	9,333
Accounts receivable - net	216,218	215,991
Other current assets	42,702	44,207
Total current assets	275,464	275,258
Property and equipment - net	300,262	303,234
Other long-term assets - net	355,863	264,655
Total assets	$931,589	$843,147

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$213,631	$169,266
Debt - net	369,624	400,452
Other long-term liabilities	127,680	64,130
Total liabilities	710,935	633,848
Total shareholders' equity	220,654	209,299
Total liabilities and shareholders' equity	$931,589	$843,147

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	March 30,	March 31,
	2019	2018
Truckload Services:
Number of loads	61,092	72,966
Average operating revenue per load, excluding fuel surcharges	$940	$930
Average operating revenue per mile, excluding fuel surcharges	$2.78	$2.66
Average length of haul	338	349
Average number of tractors	1,644	1,874

Brokerage Services:
Number of loads (a)	53,609	45,998
Average operating revenue per load (a)	$1,531	$1,648
Average length of haul (a)	660	531

Intermodal Services:
Number of loads	165,177	94,029
Average operating revenue per load, excluding fuel surcharges	$495	$439
Average number of tractors	1,658	1,010
Number of depots	14	14

Dedicated Services:
Number of loads (b)	138,987	133,931

(a)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(b)	Includes shuttle moves.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended
	March 30,	March 31,
	2019	2018
Value-added Services
Average number of direct employees	3,699	4,088
Average number of full-time equivalents	1,771	1,230
Number of active programs	49	50

Operating Revenues by Segment:
Transportation	$246,704	$206,108
Logistics	130,399	128,648
Other	303	357
Total	$377,406	$335,113

Income from Operations by Segment:
Transportation	$12,532	$10,113
Logistics	13,820	7,433
Other	161	(442)
Total	$26,513	$17,104

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA, a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	March 30,	March 31,
	2019	2018
	( in thousands)
EBITDA
Net income	$17,297	$10,434
Income tax expense	5,800	3,722
Interest expense, net	4,369	2,553
Depreciation	12,934	11,295
Amortization	3,984	923
EBITDA	$44,384	$28,927

EBITDA margin (a)	11.8%	8.6%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.